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As filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on September 4, 2020.

Registration No. 333-248415

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ribbit LEAP, Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands	6770	98-1549449
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

364 University Ave.
Palo Alto, California 94301
Tel: (650) 485-3758
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Meyer Malka
364 University Ave.
Palo Alto, California 94301
Tel: (650) 485-3758
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Jocelyn M. Arel Daniel J. Espinoza Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 Tel: (617) 570-1000 Fax: (617) 523-1231	Christian O. Nagler Peter Seligson Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount being registered	Proposed maximum offering price per security(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-fifth of a redeemable Warrant to acquire one Class A ordinary share(2)	40,250,000 units	$10.00	$402,500,000	$52,244.50(5)

Class A ordinary shares included as part of the units(3)	40,250,000 shares	—	—	—(4)

Redeemable warrants to acquire one Class A ordinary share included as part of the units(3)	8,050,000 warrants	—	—	—(4)

Total			$402,500,000	$52,244.50(5)

(1)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)    Includes 5,250,000 units, consisting of 5,250,000 Class A ordinary shares and 1,050,000 warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)    Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share capitalizations or similar transactions.

(4)   No fee pursuant to Rule 457(g).

(5)    Previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory note

Ribbit LEAP, Ltd. is filing this Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-248415) to file exhibits to the Registration Statement as indicated in Item 16 in the index to exhibits. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

Part II
Information not required in prospectus

Item 13.    Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC and FINRA expenses	$80,000
Accounting fees and expenses	60,000
Printing and engraving expenses	40,000
Travel and road show expenses	20,000
Legal fees and expenses	300,000
NYSE listing and filing fees	75,000
Director & Officers liability insurance premiums(1)	125,000
Miscellaneous	300,000

Total	$1,000,000

(1)    This amount represents the approximate amount of annual director and officer liability insurance premiums the registrant anticipates paying following the completion of its initial public offering and until it completes a business combination.

Item 14.    Indemnification of directors and officers.

Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We may purchase a policy of directors' and officers' liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent sales of unregistered securities.

On July 20, 2020, Ribbit LEAP Sponsor, Ltd., our sponsor, paid $25,000 to cover for certain offering costs in consideration for 25,000 ordinary shares. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Upon the filing of an amended and restated memorandum and articles of association prior to the closing date of the Proposed Public Offering, the founder shares will be subdivided into 4,472,222 Class B ordinary shares (of which 583,333 Class B ordinary shares are subject to forfeiture if the underwriters do not exercise their over-allotment option) and 12,777,778 Class L ordinary shares (of which 1,666,667 Class L ordinary shares are subject to forfeiture if the underwriters do not exercise their over-allotment option).

Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of Ribbit LEAP Sponsor, Ltd. is to act as the company's sponsor in connection with this offering.

Our sponsor will own 4,472,222 Class B ordinary shares (up to 583,333 Class B ordinary shares of which are subject to forfeiture). Our sponsor will also will own 12,777,778 Class L ordinary shares (up to 1,666,667 Class L ordinary shares of which are subject to forfeiture). These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Our sponsor has agreed to purchase 900,000 Class A ordinary shares (or 1,005,000 Class A ordinary shares if the underwriters' over-allotment option is exercised in full), at a price of $10.00 per share in a private placement for an aggregate purchase price of $9,000,000 (or $10,050,000 if the over-allotment option is exercised in full) that will close simultaneously with the closing of this offering. These Class A ordinary shares, which we refer to as the private placement shares, are identical to the Class A ordinary shares sold in this offering, subject to certain limited exceptions as described in this prospectus. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16.    Exhibits and financial statement schedules.

(a)    Exhibit.    The following exhibits are being filed herewith:

Exhibit no.	Description

1.1	Form of Underwriting Agreement.
3.1	Memorandum and Articles of Association.
3.2	Form of Amended and Restated Memorandum and Articles of Association.
4.1	Specimen Unit Certificate.
4.2	Specimen Ordinary Share Certificate.
4.3	Specimen Warrant Certificate.
4.4	Form of Warrant Agreement between JP Morgan Chase Bank, N.A. and the Registrant.
5.1	Opinion of Goodwin Procter LLP.**
5.2	Opinion of Campbells, Cayman Islands Legal Counsel to the Registrant.**
10.1	Form of Investment Management Trust Agreement between JP Morgan Chase Bank, N.A. and the Registrant.
10.2	Form of Registration and Shareholder Rights Agreement among the Registrant, the Sponsor and the Holders signatory thereto.
10.3	Form of Private Placement Share Agreement between the Registrant and the Sponsor.
10.4	Form of Indemnity Agreement.
10.5	Form of Administrative Services Agreement between the Registrant and the Sponsor.
10.6	Promissory Note, dated as of July 17, 2020, issued to the Sponsor.
10.7	Securities Subscription Agreement, dated July 17, 2020, between the Registrant and the Sponsor.
10.8	Form of Letter Agreement between the Registrant, the Sponsor and each director and officer of the Registrant.
10.9	Form of Forward Purchase Agreement between the Registrant and the Sponsor.
14	Code of Ethics
23.1	Consent of Frank, Rimerman + Co. LLP*
23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1).**
23.3	Consent of Campbells (included in Exhibit 5.2).**
24	Power of Attorney (included on the signature page to the initial filing of this Registration Statement).
99.1	Form of Audit Committee Charter
99.2	Form of Compensation Committee Charter
99.3	Form of Nominating Committee Charter

*      Previously filed

**     To be filed

Item 17.    Undertakings.

(a)    The undersigned registrant hereby undertakes:

  (1)    That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (2)    That for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)   The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)   The undersigned registrant hereby undertakes that:

  (1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 4th day of September 2020.

RIBBIT LEAP, LTD.
By:	/s/ MEYER MALKA
	Name:	Meyer Malka
	Title:	Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ MEYER MALKA Meyer Malka	Chief Executive Officer and Chairman (Principal Executive Officer)	September 4, 2020
/s/ CYNTHIA MCADAM Cynthia McAdam	Chief Operating Officer (Principal Financial and Accounting Officer)	September 4, 2020

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  Item 13. Other Expenses of Issuance and Distribution.
  Item 14. Indemnification of directors and officers.
  Item 15. Recent sales of unregistered securities.
  Item 16. Exhibits and financial statement schedules.
  Item 17. Undertakings.